PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
Dated November 2, 2005	Registration No. 333-125787

PROSPECTUS SUPPLEMENT
DATED NOVEMBER 2, 2005
TO PROSPECTUS DATED
JULY 8, 2005 OF

CELLEGY PHARMACEUTICALS, INC.

5,050,543 SHARES
COMMON STOCK
___________________

This prospectus supplement includes information reported by Cellegy Pharmaceuticals, Inc. on a Report on Form 8-K previously filed with the Securities and Exchange Commission as well as certain other information. This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities. This prospectus supplement should be read in conjunction with the prospectus dated July 8, 2005, as amended and supplemented, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The following information is added to the prospectus listed above:

Plan of Distribution

The Plan of Distribution section in the prospectus is supplemented with the following paragraph:

On September 14, 2005, Cellegy received a determination letter following a hearing by the Listing Qualifications Panel of the Nasdaq Stock Market indicating that the Company’s common stock would transfer from the Nasdaq National Market to the Nasdaq SmallCap Market. Effective at the opening of business on September 16, 2005, Cellegy’s common stock began trading on the Nasdaq SmallCap Market.  The transfer from the Nasdaq National Market was due to the Company not satisfying the $50 million market capitalization requirement of Nasdaq Marketplace Rule 4450(b)(1)(A).  As a result of the transfer from the Nasdaq National Market, in order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.